Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Albany Molecular Research, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-152169, No. 333-80477 and No. 333-91423) on Form S-8 of Albany Molecular Research, Inc. of our reports dated March 16, 2011, with respect to the consolidated balance sheets of Albany Molecular Research, Inc. and subsidiaries as of December 31, 2010 and 2009, the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010, annual report on Form 10-K of Albany Molecular Research, Inc. and subsidiaries.

Our report dated March 16, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that Albany Molecular Research, Inc. did not maintain effective interal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to inadequate and ineffective controls over income tax accounting and disclosure has been identified.  Our report also contains an explantory paragraph that states that internal control over financial reporting of AMRI Burlington, which was acquired during 2010, was excluded from the evaluation of internal control over financial reporting of Albany Molecular Research, Inc. and subsidiaries as of December 31, 2010.

/s/ KPMG LLP
Albany, New York
March 16, 2011